                                                                    Exhibit 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS INTERMEDIA COMMUNICATIONS INC. - 10K


                                         --------------------------------------------------------------------------
                                            1995            1996             1997            1998           1999
                                         --------------------------------------------------------------------------
Loss before extraordinary items           (19,157)        (57,198)        (197,289)       (487,229)
Loss before minority interest                                                                             (565,219)
Income tax benefit (provision)                (97)              -                -               -               -
                                         --------------------------------------------------------------------------
Loss before income taxes                  (19,254)        (57,198)        (197,289)       (487,229)       (565,219)
                                         ==========================================================================
Fixed charges:
Interest expensed                          13,355          35,213           58,744         201,039         289,963
Capitalized interest                          677           2,780            4,654           7,189          10,364
Amortization of deferred financing
costs                                         412           1,252            1,918           4,721           5,937
Estimated interest factor on
operating leases                              428           1,598            3,286          12,091          11,435
Dividends and accretions on
redeemable preferred stock                      0               0           43,742          90,344          92,455
                                         --------------------------------------------------------------------------
Total fixed charges                        14,872          40,843          112,344         315,384         410,154
                                         ==========================================================================
Earnings:
Loss before income tax (or minority
interest)                                 (19,254)        (57,198)        (197,289)       (487,229)       (565,219)
                                         --------------------------------------------------------------------------
Fixed charges excluding capitalized
interest and preferred stock
dividends                                  14,195          38,063           63,948         217,851         307,335
                                         --------------------------------------------------------------------------
Total earnings (numerator)                 (5,059)        (19,135)        (133,341)       (269,378)       (257,884)
                                         ==========================================================================

Ratio of earnings to fixed charges          (0.34)          (0.47)           (1.19)          (0.85)          (0.63)
                                         ==========================================================================
Insufficiency of earnings to cover
fixed charge                             $ 19,931        $ 59,978        $ 245,685       $ 584,762       $ 668,038
                                         ==========================================================================